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                           EXCLUSIVE LICENSE AGREEMENT


THIS Agreement is entered into as of the 5th day of May, 1994, by and between GEORGE C. MATTESON CO, INC, a Missouri corporation, whose address is 900 S. Vista Avenue, P.O. Box 499, Independence, Missouri 64051 (herein called 'GEMACO') and SHARPS INTERNATIONAL, a Nevada Limited partnership, whose address is 815 S. Third Street, Las Vegas, Nevada 89101 (herein called 'Sharps').

WHEREAS, GEMACO is engaged in the business of manufacturing, producing and selling playing cards and has developed a sales force to market its products;

WHEREAS, Sharps has exclusive rights in an improved playing card design layout for playing the game referred to as 'Blackjack' or 'Twenty-One' and has claims to patent rights (as described in U.S. Patent Application Serial No. 08/165,302 Filed December 9, 1993 entitled 'Cards and Methods for Playing Casino 21 or Blackjack'), copyrights, trademarks and other proprietary information related thereto and described in Appendix A, attached hereto and incorporated herein by reference (the "Proprietary Information");

WHEREAS, Sharps desires to utilize the sales force developed by GEMACO to market products manufactured pursuant to a license of the Proprietary Information, and the parties have agreed that GEMACO will serve as an exclusive manufacturer and distributor of playing cards which utilize the Proprietary Information, subject to the terms, conditions and limitations set forth herein;

NOW, THEREFORE, the parties agree as follows:


1.	License, Exclusive Manufacturer.

(a)	Sharps hereby grants to GEMACO an exclusive right and license during the term of this Agreement to manufacture and sell to the customers and in the sales territory set forth in this Agreement decks of playing cards (as described in Appendices A, B and C, attached hereto, and referred to herein as the 'Playing Cards') which utilize the Proprietary Information. GEMACO agrees to use the Proprietary Information only for the purposes set forth herein, and will not disclose the Proprietary Information to any third party or use it in any other manner without the prior written consent of Sharps.

(b)	Notwithstanding Paragraph l(a) hereof GEMACO acknowledges that the
Proprietary Information may also be licensed to the United States Playing Card Company, whose address is Beech & Park, Cincinnati Ohio 45212, and that the granting of such license by Sharps does not constitute a breach of the terms of this Agreement.

2.	Patent and Trademark Notices.  Sharps will provide GEMACO with all appropriate patent and trademark notices. GEMACO shall incorporate Sharps' trademarks into the Ace of Spades in each deck of Playing Cards, as shown in Appendix C, attached hereto. GEMACO further agrees to incorporate all such patent and trademark notices into sales and promotional materials produced by GEMACO relating to the Playing Cards.

3.	Ownership.   Sharps represents and warrants that it rightfully has
exclusive rights in the Proprietary Information and all portions thereof, and that it has the right to grant to GEMACO a license for the use of the Proprietary Information. All applicable rights to patents, copyrights, trademarks and trade secrets in the Proprietary Information, and any improvements, enhancements and additional inventions relating thereto, are and shall remain in Sharps.

4.	Infringement

(a)	In the event a claim of infringement of a patent, copyright, license or other proprietary right relating to the Proprietary Information is brought against GEMACO, GEMACO shall have the option to terminate this Agreement upon delivery of written notice to Sharps. The parties agree that the intent of this Paragraph 4(a) is to allow GEMACO and its counsel to evaluate the merits of such a claim and, if GEMACO determines that it is risking significant liability in continuing to manufacture and sell the Playing Cards, then GEMACO may terminate this Agreement to avoid such liability.

(b)	If, as a result of any claim of infringement of a patent, copyright, license or other proprietary right relating to the Proprietary Information, GEMACO is temporarily restrained or enjoined from using the Proprietary Information, Sharps shall not be entitled to the payment of any royalties while such temporary restraining order or injunction is in effect unless GEMACO continues to manufacture and sell the Playing Cards and the Proprietary Information, in which case royalties shall continue. In the event a permanent nonappealable injunction is granted enjoining GEMACO from manufacturing and selling the Playing Cards, then this Agreement shall terminate upon the issuance of such permanent injunction. The provisions of this Section shall apply only to the infringement which is caused by use of the Proprietary Information. GEMACO agrees to take any reasonable actions required to be taken if by taking such action infringement that can be avoided. If Sharps chooses not to defend GEMACO in such action, it shall so notify GEMACO in writing. GEMACO may then defend the action at its expense to protect its exclusive license granted hereunder, and GEMACO shall be entitled to any award or relief granted by the court pursuant to such action.

(c)	If any party other than GEMACO or the United States Playing Card
Company uses the Proprietary Information to manufacture and sell playing cards during the term of this Agreement, then GEMACO shall be entitled to continue to use the Proprietary Information to manufacture and sell the Playing Cards during the period of such infringing use. GEMACO shall notify Sharps prior to any suspension of royalties. Sharps shall not be entitled to the payment of any royalties until it restores to GEMACO the exclusive license granted hereunder, or until Sharps files suit in an effort to stop the infringing use. If suit is filed by Sharps, royalties shall be paid while the action is pending. If Sharps chooses not to bring an action against the infringing party, it shall so notify GEMACO in writing. GEMACO may then bring an action at its expense against the infringing party to protect its exclusive license granted hereunder, and GEMACO shall be entitled to any award or relief granted by the court pursuant to such action. If GEMACO and Sharps agree to jointly pursue an infringement action, then any recovery from such suit shall be divided pro rata between GEMACO and Sharps based upon expenses incurred by each party.

5.	GEMACO Licensure. Sharps agrees to disclose to GEMACO the identity of all partners of Sharps and all other information which GEMACO is required to disclose to any state regulatory agency or other body which regulates the gaming industry and its suppliers. The parties agree that if such disclosure reveals information which, in GEMACO judgment, would subject to GEMACO to the loss of a state license or disqualification from doing business in any state, then Sharps agrees to either (a) reorganize to eliminate the partner whose background threatens GEMACO's state licensure/qualification; or (b) assign ownership of the Proprietary Information to GEMACO or another assignee which will not result in such loss of license or disqualification. Following any such assignment, payment of royalties hereunder by GEMACO will be made to the assignee or licensee.

6.	GEMACO Design.  GEMACO shall provide Sharps with the appropriate copy and art ('C-Prints') for use in designing the faces of the Playing Cards, but Sharps acknowledges that such C-Prints constitute confidential, proprietary, and copyrighted information and will not be used by Sharps for any other purpose without the prior written consent of GEMACO. Upon completion of the work to design the faces of the Playing Cards, Sharps will immediately return all C-Prints and any copies to GEMACO. Further, upon termination of this Agreement for any reason, Sharps will immediately remove all GEMACO designs from all computer memory and certify to GEMACO in writing that it has done so.

7.	Customers Sales Territory, The parties agree that there shall be no restrictions on GEMACO with respect to the types of customers to which GEMACO can sell the Playing Cards or the sales territory in which GEMACO can offer the Playing Cards.

8.	Term.  This Agreement shall commence upon the date it is executed by both parties and remain in effect until terminated pursuant to the terms of Paragraph 4 or 14 hereof This Agreement and the rights of GEMACO hereunder shall not be modified, affected or terminated by reason of the insolvency, bankruptcy, receivership, or assignment for the benefit of creditors of Sharps or by any action or proceeding pertaining to the financial condition of Sharps.

9.	Royalties.

 (a)	GEMACO shall pay Sharps a royalty on the sale of the Playing Cards by GEMACO in the amount of Four Cents (4) for each deck of Playing Cards sold by GEMACO. Sharps shall not be entitled to a royalty for any deck of Playing Cards which is returned to GEMACO by the customer, and to the extent that royalties have been paid to Sharps for returned decks, GEMACO shall be entitled to offset the amount of all such royalties paid on returned decks against the next royalty payment due Sharps.

(b)	In the event Sharps' U.S. Patent Application Serial No. 08/165,302 and all other patent applications to the Proprietary Information are denied, the royalty as set forth in Paragraph 9(a) shall be reduced from Four Cents (,4) per deck to Two Cents (2) per deck from the date of such denial.

(c)	Sharps acknowledges that GEMACO has, prior to the execution of this
Agreement, manufactured decks of playing cards to be used for 'peeking' purposes, and that the sale of any such decks of playing cards by GEMACO during the term of this Agreement is not part of this Agreement and shall not result in any obligation on the part of GEMACO to pay royalties to Sharps for the sale of such playing cards, unless such playing cards are modified to use the Proprietary Information.

(d)	The royalties specified in this Paragraph 9 shall be adjusted annually for any increases in the Consumer Price Index as kept by the United States Department of Commerce. The royalties shall be adjusted upwardly in an amount equal to the percentage increase in the Consumer Price Index between the start of calendar year 1994 and the start of the calendar year during which royalties accrue. Any increase shall apply to all royalties.

10.	Most Favored Royalty.  Licensor agrees that the royalty rate specified in Paragraph 9 shall be revised to match a more favorable rate granted to U.S. Playing Card Company or any other licensee of the Proprietary Information while this Agreement remains in effect.

11.	Sales and Promotion' GEMACO agrees that during the term of this
Agreement it will use Two Cents (2) from the sale of each deck of Playing Cards for the purpose of sales and promotion of the Playing Cards.

12.	Payment of Royalties.  GEMACO shall pay Sharps the royalties due under this Agreement within thirty (30) days after the end of each calendar quarter (March 31, June 30, September 30, December 31) while this Agreement is in effect. Each payment of royalties shall be accompanied by a written itemized statement prepared by GEMACO showing the number of decks of Playing Cards sold and the amount of the royalties by account. Each listing shall show the customer's name, the number of decks sold during the preceding quarter, and the calculation of the royalty due.

13.       Audit

(a)	Sharps shall have the right to hire an independent accounting firm to perform an audit of GEMACO's books and records not more than two (2) times per calendar year while this Agreement is in effect to verify the accuracy of sales statements provided and royalties paid to Sharps by GEMACO; provided, however, that such independent accounting firm shall not be allowed to disclose any of GEMACO's pricing information to Sharps which is revealed during such audit, and GEMACO may refuse to allow such audit to be performed until the independent accounting firm retained by Sharps to perform such audit enters into a nondisclosure agreement with GEMACO agreeing to be bound by the restriction set forth in this Paragraph.

(b)	In the event that the audit reveals an underpayment by Sharps, then
GEMACO shall, within ten (10) days of Sharps providing notice of such underpayment, pay to Sharps the amount of such underpayment. The fees and costs incurred by Sharps in performing the audit shall be the responsibility of Sharps, unless the audit reveals an underpayment by GEMACO in any calendar quarter of $1,000 or more, in which case the fees and costs of the audit shall be paid by GEMACO.

14.	Termination.  This Agreement may be terminated by either party immediately upon written notice to the other party for cause. For purposes of this Agreement, the parties agree that "cause" shall be defined as:

(a)	material breach of any term or condition of this Agreement which is not cured within ninety (90) days after receipt of written notice from the non-breaching party, except with respect to payment of royalties, in which case GEMACO shall have ten (10) days to cure such default after delivery of written notice by Sharps; or

(b)	beginning with the calendar quarter ending June 30, 1995, failure of
GEMACO to sell 125,000 or more decks of Playing Cards in any calendar quarter.

15.	Inspection of Samples.  GEMACO agrees that upon request of Sharps,
GEMACO will either (i) ship to Sharps a sample card Poker) with a hole drilled through the center; or (ii) make available for Sharps' inspection at GEMACO's facility in Independence, Missouri a sample deck with a hole drilled through the center, for each different model of the Playing Cards which is manufactured by GEMACO. The parties agree that the intent of this provision is to allow Sharps to maintain control over the quality of the Playing Cards in compliance with the law of trademark licensing.

16.	Notices.  All notices required to be sent under this Agreement shall be sent by overnight delivery service or by certified or registered mail to the addresses listed in the first paragraph of this Agreement, unless a party notifies the other party in writing of any change of address. Notice shall be effective upon receipt if delivered, and three (3) days after mailing if mailed.

17.	Governing Law.  This Agreement shall be construed under and in accordance with the laws of the State of Missouri.

18.	Entire Agreement.  This Agreement constitutes the entire agreement of Sharps and GEMACO with respect to the subject matter of this Agreement. This Agreement may only be modified in writing, signed by both parties.

19.	Successors and Assigns. @ Agreement may not be assigned by either party without the prior written consent of the other; provided, however, that GEMACO or Sharps may assign its rights hereunder in the event of a sale of a majority of its issued and outstanding voting stock or the sale of substantially all of its assets. Subject to the foregoing, this Agreement shall be binding upon Sharps and GEMACO, and their respective successors and assigns.

20.	No Waiver.  No waiver by either party of a breach or default hereunder shall be deemed a waiver by such party of a subsequent breach or default of a like or similar nature.

21.	Severability.  In the event any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect such invalidity, illegality or unenforceability shall not effect any other term or provision of this Agreement and shall be interpreted and construed as if such term or provision, to the extent it shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

22.	Arbitration.  Any claim, dispute or controversy arising out of or in connection with or relating to the interpretation or enforcement of this Agreement shall be settled, insofar as possible, by mutual consultation and consent of the parties. If the parties are unable to resolve such claim, dispute or controversy, then such claim, dispute or controversy shall be submitted by the parties to arbitration by the American Arbitration Association in Kansas City, Missouri under the Commercial Arbitration Rules then in effect for that Association. The arbitration award may be entered in any court having competent jurisdiction with respect to this Agreement. The cost of such arbitration shall be paid by the non-prevailing party unless otherwise determined by the arbitrator or arbitrators.


THIS EXCLUSIVE LICENSE AGREEMENT CONTAINS A BINDING
ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


IN WITNESS WHEREOF, GEMACO and Sharps have executed this Exclusive License Agreement as of the day and year first above written.


SHARPS INTERNATIONAL             GEORGE C. MATTESON, CO., INC.

"Sharps"                         "GEMACO"



By: /s/ Randy D. Sines           By: /s/ C. L. Fitzhugh
   -------------------           --------------------
   Randy D. Sines,                C. L. Fitzhugh, President
   Managing General Partner

APPENDIX A

Description of Proprietary Information


1.	The playing cards and methods described in the materials of Appendix
B or subsequently filed patents or patent applications on substantially the same technology.

2.	The trademarks of Appendix C and other trademarks agreed to between the parties for use with the Playing Cards.

3.	All designs protected under copyright prepared in whole or in part by Sharps and used in the Playing Cards manufactured by GEMACO.






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                           APPENDIX B

Description of Playing Cards
See attached copy of U.S. patent application.
See attached copy of descriptive publication prepared by Sharps.